EXHIBIT 99.2

Oral Remarks Concerning Union Planters’ Second Quarter 2003 Performance
Made in a Prerecorded Earnings Message
July 17, 2003
7:30 a.m. EDT

RICHARD W. TRIGGER, DIRECTOR OF CORPORATE PLANNING, UNION PLANTERS CORPORATION:

Welcome to the Union Planters Corporation second quarter 2003 pre-recorded earnings message. I am Rich Trigger, Director of Corporate Planning for Union Planters Corporation. This message has been recorded and is based on the second quarter earnings release issued at 6:00 a.m. Eastern Daylight Time on Thursday, July 17, 2003 and will be available for replay until July 31, 2003. Speaking today on behalf of Union Planters Corporation will be: Jackson W. Moore, Chairman, President and CEO; and Bobby L. Doxey, Senior Executive Vice President and Chief Financial Officer. This message references certain slides. Both the news release and the slides used in this message are available on the Union Planters website at www.unionplanters.com. Callers may wish to bring the slides into view or print the slides before listening to the call.

Please refer to the forward-looking statement disclosure on the next slide.

This message includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to this slide for an explanation about forward-looking statements included in the presentation today.

I would now like to introduce Jack Moore, our Chairman, President and CEO.

JACKSON W. MOORE, CHARIMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, UNION PLANTERS CORPORATION:

Thank you, Rich. I would like to welcome our shareholders, investors and others to our pre-recorded earnings message on second quarter 2003 financial results.

Please refer to the next slide for a summary of our financial results.

I am very pleased to report our second quarter earnings of $133.5 million or 67 cents per diluted share. This represents a 6.3% increase in diluted earnings per share from the second quarter of 2002.

Some of the key highlights for the quarter include:

•	Nonperforming assets declined for the third straight quarter;

•	Average core deposits increased 6.1% over last quarter;

•	Our mortgage origination volume was at record levels;

•	Average home equity line of credit balances increased 55.6% over the same quarter last year; and

•	Our efficiency ratio for the quarter was 50.79%.

Sales momentum in most of our markets and the ability to attract and retain customer relationships resulted in a strong quarter of deposit growth. We continue to focus on winning customer relationships and cross-selling additional products and services.

During the quarter, we also added a new member to our executive management team. Lynn Harton joined us as Senior Credit Officer. Lynn will lead our efforts to generate higher quality assets and improve our overall asset quality.

Bobby Doxey, our Chief Financial Officer will now provide greater detail on the financial results for the quarter and will talk in depth about some of our accomplishments.

BOBBY L. DOXEY, SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFICER, UNION PLANTERS CORPORATION:

Thank you, Jack. The highlights that Jack just mentioned demonstrate our continued commitment to generate higher quality assets, maintain our efficient business model, and provide our customers with a wider selection of financial services and products.

We reported solid financial performance this quarter despite the uncertainties surrounding the economy. Low interest rates continue to create challenges that resulted in impairment in the value of the mortgage servicing rights, but also created opportunities to generate offsetting gains through the sale of investment securities as well as mortgage loans.

Now, over the next few slides, I will take you through the details of our second quarter financial performance beginning with a discussion of our balance sheet.

Please move to the next slide.

Slide three presents our balance sheet trends, highlighting this quarter, the previous quarter and the same quarter last year.

We have maintained that our strategic focus is to minimize the risk profile of our loan portfolio and strengthen our balance sheet through the generation of transaction and money market savings deposits. These products grew a combined 10.8% over last quarter and 13.5% over last year, while total deposits grew by 5.7% and 4.5% compared to last quarter and last year, respectively.

Loan balances remained relatively flat from the previous quarter as a result of soft commercial loan demand combined with a reduction of exposure in targeted product categories.

This balance sheet is evidence of our continued dedication to expand the customer base through the generation of transaction and savings deposits.

As we will discuss later, the earnings power of our company continues to support our strong capital base.

Now I am going to take you through the details of our loan and deposit trends.

Please move to the next slide.

This slide demonstrates our strategy to generate higher quality loan growth as well as our commitment to reduce the overall risk profile of the loan portfolio.

Home equity loans increased almost 56% from the same quarter last year and more than 9% compared to last quarter. This growth came from customers with high Beacon scores averaging 729 and a loan-to-value ratio below 80%. This production reduces the overall risk of our loan portfolio and provides us with cross-sell opportunities to expand our product line.

On the mortgage front, this low rate environment has resulted in a decline in the mortgage portfolio over the last four quarters as a result of accelerating prepayment activity. We have also expanded our line of adjustable rate mortgage products during the quarter to provide our customers with greater flexibility. These products are intended to increase balances with minimum credit and interest-rate risk.

Average consumer loans, which consist of our indirect lending portfolio, student loans, personal overdrafts, unsecured loans and mobile home loans declined almost 15% from the same period last year and almost 5% from last quarter.

Commercial loans were relatively flat compared to last quarter and the same quarter of last year, again due to soft loan demand.

While the net effect of these impacts has resulted in the average balance of our loan portfolio remaining flat from the previous quarter, the strategy to exit high risk loan categories and focus sales and marketing efforts on quality relationship credit has improved the overall risk profile of the loan portfolio. As the economic recovery gains momentum, we will be positioned well for future growth.

Please turn to the next slide.

This slide provides a five-quarter trend of our transaction and money market account balances.

During the second quarter, we initiated sales and product promotions designed to increase transaction and money market savings account balances. Average money market balances increased almost $1.2 billion from the first quarter to the second quarter of this year. This effort brought in more than $850 million and a subset of new customers that sets the foundation for strong cross-selling and retention programs.

Average transaction deposits were up 9.6% and 4.1% from the same quarter last year and linked quarter, respectively. Growth in this area was a result of increased mortgage-related escrow balances, the introduction of our UPInternet Banking product, which generated additional accounts, and additional cross-sell activity.

During the quarter, we successfully enhanced our Internet banking product giving our customers access to a larger selection of financial service products. This successful initiative resulted in a significant number of new relationships.

These trends demonstrate the successful execution of our growth strategies designed to capitalize on an efficient business model combined with targeted product promotions.

Please turn to the next slide.

Net interest income for the quarter was $313.5 million on a fully tax-equivalent basis, resulting in a 4.01% net interest margin, which represents a 23 basis point reduction from the previous quarter.

The factors contributing to our margin compression include:

•	Weak loan demand driven by a soft economy;

•	Economic conditions that have produced historically low interest rates;

•	Promotional rates on interest-bearing deposits, and

•	Management’s focus on improving the risk profile of the loan portfolio.

Assuming no further interest-rate cuts, we believe that the steps discussed in the previous slides should stabilize our margin and position us well for growth as the economy improves.

Please move to the next slide.

Noninterest income as a percentage of total revenue grew from 34.3% during the second quarter of last year to 40.5% this year.

We continue to be proud of the performance of our mortgage banking operations to date. Mortgage banking revenue increased on the strength of record origination volume, increased servicing revenue and loan sale gains. Consumers took advantage of historically low interest rates to drive record mortgage loan origination volume for the quarter. Our mortgage production more than doubled from $2.4 billion during the second quarter of last year to almost $5 billion this quarter. That volume growth was the driving force behind a 25.4% increase in noninterest income from the second quarter of last year and a 42.8% percent increase from last quarter.

Mortgage servicing rights impairment and amortization were $48.7 million and $18.3 million for the second quarter, respectively. While impairment was down significantly from the first quarter level of $71.5 million, mortgage servicing rights amortization increased $8 million. Securities gains totaled $46.4 million this quarter compared to $19 million last quarter.

Service charges on deposit accounts were relatively flat compared to the same quarter last year, but we do expect an increase through the remainder of year due to emphasis on reduced waivers and higher transaction volume.

Professional employment services represent an excellent product for cross-sell into our small business product line. This will be a quality source of revenue growth as we continue to integrate this product into our sales effort.

Bank card fees grew 5.3% from the second quarter last year on increased transaction volume to $10.6 million for the quarter.

We have seen an increase in fee income from investment and insurance products over the first quarter as a result of improving market conditions on the heels of a prior year decline. We should see continued growth in this area as the economy and market improve.

Please move to the next slide.

The efficiency ratio for the quarter, excluding the amortization of all intangibles and mortgage servicing rights, was 50.79%, which reflects management’s continuing commitment to expense control. The increase in the efficiency ratio during the first quarter of 2003 from the second quarter of last year was largely a result of a sharp increase in mortgage servicing rights impairment, from $2 million last year to $71.5 million last quarter.

Increases in the noninterest expense from prior periods are primarily tied to record mortgage origination volume, costs associated with resolving other real estate and problem loans, and the investment in technology designed to support future growth and improve the productivity of our personnel.

Please move to the next slide.

Since the second quarter of last year, intense management focus on improving credit administration and related processes has resulted in positive asset quality trends. We have made significant enhancements to the overall quality of our credit culture, including:

•	The centralization of our underwriting and risk management functions;

•	The establishment of a centralized loan resolution and collection unit which specifically focuses on problem credits; and

•	The enhancement of risk management processes through better reporting and systems.

As a result of these broad initiatives, asset quality trends continue to be favorable in a weak economy as nonperforming assets declined for the third straight quarter to $306.5 million, a $38.4 million, or 11.1% decline from the same quarter last year.

Allowance coverage for nonperforming assets at June 30 of this year improved to 112.5% compared to 102.5% one year earlier.

Net charge-offs were $52.1 million this quarter compared to $42.8 million for the same quarter last year and $48.6 million last quarter.

Potential problem assets, consisting entirely of loans not currently on nonperforming status but which management believes may become nonperforming, declined 33.8% to $29.9 million at the end of this quarter compared to March 31, 2003. Potential problem assets at June 30 of this year consisted of six loans, the largest of which was $17.5 million. This compares to $45.2 million at March 31, 2003, consisting of three loans, the largest of which was $21 million.

While the timing of actual charge-offs for which reserves have been established is uncertain, management believes that all inherent loan losses have been identified and adequately provided for in the allowance for loan losses.

With our continued improvement in credit administration and risk management areas, we believe that our exposure to credit conditions remains very manageable.

Please move to the next slide.

Union Planters has maintained strong capital levels while at the same time implementing a share repurchase program approved by the Board of Directors. Three million common shares were repurchased during the second quarter and approximately twelve million shares have been repurchased under this program through June 30 of this year. Management anticipates making additional share repurchases as the leverage capital ratio surpasses a targeted level of 7.75%. And now, Jack Moore will conclude our message.

JACKSON W. MOORE:

Thanks, Bobby. At the beginning of this year, we discussed an infrastructure that reflects:

•	An efficient business model;

•	A strong sales and service culture;

•	A commitment to generate higher quality assets; and

•	Continuing development and training of our associates.

Today, you have heard details, which support that vision through execution on product promotions, improvement in nonperforming assets and significant increases in core deposits all while maintaining controls over our expenses. We continue to focus on hiring talented associates and providing them with the training to help us strengthen customer relationships and launch new products. Our associates know that every customer interaction is an opportunity to attract, retain or deepen that relationship.

RICHARD W. TRIGGER:

This concludes the second quarter 2003 earnings message. For further information, please refer to the news release issued on July 17th and the current report on Form 8-K filed with the Securities and Exchange Commission.

END